                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                            FORRESTER RESEARCH, INC.
                (Name of Registrant as Specified In Its Charter)

                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                            FORRESTER RESEARCH, INC.
                             400 TECHNOLOGY SQUARE
                         CAMBRIDGE, MASSACHUSETTS 02139

GEORGE F. COLONY
Chairman of the Board
and Chief Executive Officer

                                          April 13, 2001

To Our Stockholders:

     You are cordially invited to attend the Annual Meeting of Stockholders of Forrester Research, Inc., which will be held on Tuesday, May 8, 2001, at the offices of Ropes & Gray, One International Place, Boston, Massachusetts, at 10:00 a.m. (local time).

     On the following pages, you will find the formal notice of the Annual Meeting and our proxy statement. When you have finished reading the proxy statement, please promptly mark, sign, date and return the enclosed proxy card to ensure that your shares will be represented.

     We hope that many of you will be able to attend in person. I look forward to seeing you there.

                                          Sincerely yours,

                                          /s/ George F. Colony

                                          George F. Colony
                                          Chairman of the Board
                                          and Chief Executive Officer

                            FORRESTER RESEARCH, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 8, 2001

     Notice is hereby given that the Annual Meeting of Stockholders of Forrester Research, Inc. will be held at the offices of Ropes & Gray, One International Place, Boston, Massachusetts, at 10:00 a.m. (local time) on Tuesday, May 8, 2001 for the following purposes:

     1. To elect two Class II directors to serve until the 2004 Annual Meeting of Stockholders; and

     2. To transact such other business as may properly come before the meeting and any adjournments thereof.

     The foregoing items of business are more fully described in the proxy statement accompanying this notice.

     Stockholders of record at the close of business on April 2, 2001 are entitled to notice of and to vote at the meeting. A list of stockholders entitled to vote at the meeting will be open to examination by stockholders at the meeting and during normal business hours from May 1, 2001 to the date of the meeting at the offices of Ropes & Gray, One International Place, Boston, Massachusetts.

     If you are unable to be present personally, please sign and date the enclosed proxy and return it promptly in the enclosed envelope.

                                          By Order of the Board of Directors
                                          Susan Whirty Maffei, Esq.
                                          Secretary

Cambridge, Massachusetts
April 13, 2001

        IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING.
            PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS
       POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

                            FORRESTER RESEARCH, INC.

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 8, 2001

                                PROXY STATEMENT

     These proxy materials are delivered in connection with the solicitation by the Board of Directors of Forrester Research, Inc. of proxies to be voted at our Annual Meeting of Stockholders or at any adjournment thereof.

     You are invited to attend the meeting to be held at the offices of Ropes & Gray, One International Place, Boston, Massachusetts at 10:00 a.m. (local time) on Tuesday, May 8, 2001. This proxy statement was first mailed to stockholders on or about April 13, 2001.

SHAREHOLDERS ENTITLED TO VOTE

     Holders of record of our common stock at the close of business on April 2, 2001 are entitled to receive notice of and to vote at the meeting. As of that date, we had issued and outstanding 22,239,538 shares of common stock. Each such share of common stock is entitled to one vote on each matter to come before the meeting.

PROXIES

     Your vote is important. Stockholders of record may vote their proxies by mail. If you choose to vote by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

     A proxy may be revoked by a stockholder at any time before it is voted by
(i) returning to us another properly signed proxy bearing a later date, (ii) otherwise delivering a written revocation to our Secretary, or (iii) attending the meeting and voting the shares covered by the proxy in person. Shares represented by the enclosed form of proxy properly executed and returned, and not revoked, will be voted at the meeting by the persons named in the proxy for the proposals set forth below. In the absence of contrary instructions, the persons named as proxies will vote in accordance with the intentions stated below.

REQUIRED VOTE

     A majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the meeting will be counted by the person appointed by us to act as the election inspector for the meeting. The nominees for election as Class II directors at the meeting who receive the greatest number of votes properly cast for the election of directors will be elected. The election inspector(s) will count shares represented by proxies that withhold authority to vote for a nominee for election as a director only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but they will not have any effect on the outcome of voting on the election of directors. Abstentions will not have the effect of votes against the nominees.

     The Annual Report to Stockholders for our fiscal year ended December 31, 2000 accompanies this proxy statement. This proxy statement and the enclosed proxy are being mailed to stockholders on the same date as the date of the Notice of Annual Meeting of Stockholders.

COST OF PROXY SOLICITATION

     We will bear the expense of soliciting proxies. Our officers and regular employees (who will receive no compensation therefor in addition to their regular salaries) may solicit proxies. In addition to the solicitation of proxies by use of the mails, we may use the services of our officers and regular employees to solicit proxies personally and by mail, telephone, and telegram from brokerage houses and other stockholders. We will reimburse brokers and other persons for their reasonable charges and expenses in forwarding soliciting materials to their principals.

                                 PROPOSAL ONE:
                             ELECTION OF DIRECTORS

     The persons named in the enclosed proxy intend to vote each share as to which a proxy has been properly executed and returned (and not revoked) in favor of the election as Class II directors of the nominees named below, unless authority to vote for the election of such nominees is withheld, by marking the proxy to that effect.

     The Board of Directors has nominated the following individuals to serve as our directors until the 2004 Annual Meeting of Stockholders:

     - Henk W. Broeders. Mr. Broeders has been nominated to serve as a Class II director. Mr. Broeders currently serves as a Class II director.

     - George R. Hornig. Mr. Hornig has been nominated to serve as a Class II director. Mr. Hornig currently serves as a Class II director.

     It is expected that Mr. Broeders and Mr. Hornig will be able to serve, but if either of them is unable to serve, the proxies reserve discretion to vote, or refrain from voting, for a substitute nominee or nominees.

NOMINEES

     Henk W. Broeders, age 48, a Class II director, became a director of Forrester in May 1998 when he was elected at the 1998 Annual Meeting of Stockholders. Mr. Broeders is currently Chairman of the Executive Board of Cap Gemini N.V., a management consulting firm located in the Netherlands. From 1992 to 1998, Mr. Broeders was General Manager of IQUIP Informatica B.V., a software company in the Netherlands.

     George R. Hornig, age 46, a Class II director, became a director of Forrester in November 1996. Mr. Hornig is currently Managing Director at Credit Suisse First Boston, an investment banking firm. He was an Executive Vice President of Deutsche Bank Americas Holding Corporation, a diversified financial services holding company, from 1993 to 1998. He is also Director of Unity Mutual Life Insurance Company, SL Industries, Inc., and U.S. Timberlands Company, L.P.

OTHER DIRECTORS

     George F. Colony, age 47, a Class I director, is the founder of Forrester and currently serves as Chairman of the Board and Chief Executive Officer. From 1983 to 2000 he also served as our President.

     William M. Bluestein, Ph.D., age 43, a Class III director, became a director of Forrester in March 2000. Mr. Bluestein currently serves as our President and Chief Operating Officer. He was our Vice President, Corporate Strategy and Development from 1997 to 2000, Group Director with our New Media Research Team from 1995 to 1997, Director and Senior Analyst with our People & Technology Strategies Research Team from 1994 to 1995, and Director and Senior Analyst with our Computing Strategies Service Research Team from 1990 to 1993.

     Robert M. Galford, age 48, a Class III director, became a director of Forrester in November 1996. Mr. Galford is currently the Executive Vice President and Chief People Officer at Digitas, Inc., an Internet professional services firm. From 1994 to 1999 he consulted to professional services firms and taught in the Executive Programs at the Kellogg School of Management at Northwestern University and Columbia University's Graduate School of Business. Before joining Columbia's Executive Programs, he taught at Boston University from 1993 to 1994.

     Michael H. Welles, age 46, a Class I director, became a director of Forrester in November 1996. Mr. Welles has been Vice President and General Manager of the Enterprise Solutions Business Unit at Natural Microsystems, an infrastructure supplier to the telecom industry, since July 2000. He previously served as Vice President of News Operations and Engineering for Individual.com, NewsEdge Corporation, and Individual, Inc. from May 1997 to June 2000, and before that Mr. Welles was a General Manager at Lotus Development Corporation from 1991 to 1997.

BOARD MEETINGS AND COMMITTEES

     Our Board of Directors held five meetings during the fiscal year that ended December 31, 2000. In the fiscal year ended December 31, 2000, each director attended at least 75% of the meetings of the Board of Directors held during such time each director was in office. The Board of Directors currently has two standing committees, the Audit Committee and the Compensation Committee. The Board of Directors does not have a Nominating Committee or a committee performing similar functions.

     Our Audit Committee, which consists of three members: George R. Hornig, Henk W. Broeders, and Michael H. Welles, none of whom is an executive officer or employee of Forrester, held five meetings during the fiscal year ended December 31, 2000. The Audit Committee reviews our results of operations with our officers who are responsible for accounting matters and, from time to time, meets with our independent auditors. The Board of Directors has adopted a written charter with respect to the Audit Committee's roles and responsibilities. A copy of the charter is attached as Exhibit A to this Proxy Statement. See "Report of the Audit Committee of the Board of Directors" on page 9 for more information.

     Our Compensation Committee, which consists of two members, Robert M. Galford and Michael H. Welles, neither of whom is an executive officer or employee of Forrester, held four meetings during the fiscal year ended December 31, 2000. The Compensation Committee administers our stock plans, recommends annual compensation arrangements for our executive officers, and reviews annual compensation arrangements for all other officers and significant employees. See "Report of the Compensation Committee of the Board of Directors" on page 7 for more information.

DIRECTOR COMPENSATION

     Members of our Board of Directors are reimbursed for their expenses incurred in connection with attending any meeting. In addition, under the 1996 Stock Option Plan for Non-Employee Directors, our four existing non-employee directors each received on the date of last year's Annual Meeting an option to purchase 12,500 shares of our common stock at an exercise price of $56.41, the fair market value on that date. These options vest in three equal installments on the first, second, and third anniversaries of the date of grant. Each newly elected, non-employee director will receive an option to purchase 6,000 shares of our common stock at an exercise price equal to the fair market value of the common stock upon his or her first election as a director. These options will vest in three equal installments commencing on the date of grant and thereafter on the first and second anniversaries of the date of grant. The Compensation Committee of the Board of Directors also has the authority under the plan to grant options to non-employee directors in such amounts and on such terms as it shall determine at the time of grant.

                   THE BOARD OF DIRECTORS RECOMMENDS ELECTION
                   OF THE NOMINEES DESCRIBED IN PROPOSAL ONE.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table and notes thereto set forth certain information with respect to the beneficial ownership of our outstanding common stock as of April 2, 2001 by (i) each person who we know beneficially owns more than 5% of the outstanding shares of our common stock, (ii) each of the executive officers named in the Summary Compensation Table, (iii) each member of our Board of Directors, and (iv) our directors and executive officers as a group. Except as otherwise indicated, each of the stockholders named below has sole voting and investment power with respect to the shares of our common stock shown as beneficially owned.

                                                                       COMMON STOCK
                                                                    BENEFICIALLY OWNED
                                                              -------------------------------
                                                                 SHARES         PERCENTAGE OF
                                                              BENEFICIALLY       OUTSTANDING
                  NAME OF BENEFICIAL OWNER                      OWNED(1)           SHARES
                  ------------------------                    ------------      -------------
George F. Colony, c/o Forrester Research, Inc...............   8,506,515            38.2%
  400 Technology Square,
  Cambridge, MA, 02139(2)
William M. Bluestein, Ph.D.(3)..............................     345,034             1.5%
Mary A. Modahl(4)...........................................     109,120               *
Susan Whirty Maffei, Esq.(5)................................     139,251               *
Joel W. Blenner(6)..........................................      66,733               *
Robert M. Galford(7)........................................      15,399               *
Henk W. Broeders(8).........................................       6,833               *
George R. Hornig(9).........................................      12,100               *
Michael H. Welles(10).......................................      39,515               *
Directors and executive officers as a group (15 persons)....   9,207,557            40.3%

---------------
 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the shares. Shares subject to options currently exercisable or exercisable within 60 days of April 2, 2001 are included as beneficially owned.

 (2) Includes 1,580 shares held by Mr. Colony's wife as to which Mr. Colony disclaims beneficial ownership. Includes 515,053 shares that are subject to options Mr. Colony granted to six key employees.

 (3) Includes 302,351 shares issuable on the exercise of options currently exercisable or exercisable within 60 days which number includes 146,968 options granted by Mr. Colony.

 (4) Includes 60,002 shares issuable on the exercise of options currently exercisable or exercisable within 60 days which number includes 33,334 options granted by Mr. Colony.

 (5) Includes 136,381 shares issuable on the exercise of options currently exercisable or exercisable within 60 days which number includes 26,667 options granted by Mr. Colony.

 (6) Includes 66,733 shares issuable on the exercise of options currently exercisable or exercisable within 60 days.

 (7) Includes 2,400 shares held in trust for Mr. Galford's children as to which Mr. Galford disclaims beneficial ownership and 12,999 shares issuable on the exercise of options currently exercisable or exercisable within 60 days.

 (8) Includes 6,833 shares issuable on the exercise of options currently exercisable or exercisable within 60 days.

 (9) Includes 9,500 shares issuable on the exercise of options currently exercisable or exercisable within 60 days.

(10) Includes 37,499 shares issuable on the exercise of options currently exercisable or exercisable within 60 days.

  *  Less than 1%.

                             EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth certain information regarding all compensation awarded to, earned by, or paid to our Chief Executive Officer and each of our other four most highly compensated executive officers during 2000. We refer to these executive officers as the "named executive officers."

                           SUMMARY COMPENSATION TABLE

                                                   ANNUAL               LONG-TERM
                                              COMPENSATION (1)         COMPENSATION
                                             -------------------    ------------------
                                                                        SECURITIES         ALL OTHER
    NAME AND PRINCIPAL POSITION       YEAR    SALARY     BONUS      UNDERLYING OPTIONS    COMPENSATION
    ---------------------------       ----   --------   --------    ------------------    ------------
George F. Colony....................  2000   $241,667   $210,833              200              --
  Chairman of the Board and           1999   $200,000   $ 65,000           10,500              --
  Chief Executive Officer             1998   $175,000   $ 74,000              500              --

William M. Bluestein, Ph.D..........  2000   $245,000   $195,825          150,200              --
  President and Chief Operating
     Officer                          1999   $207,500   $ 71,325          120,500              --
                                      1998   $200,000   $ 92,850          480,500(2)           --

Mary A. Modahl......................  2000   $220,000   $142,038              200              --
  Vice President, Marketing           1999   $200,000   $ 77,325          120,500              --
                                      1998   $200,000   $ 93,765          480,500(2)           --

Joel W. Blenner.....................  2000   $200,000   $152,594              200              --
  Vice President, Worldwide Sales     1999   $139,394   $ 81,250          208,400              --

Susan Whirty Maffei, Esq. ..........  2000   $210,000   $142,550              200              --
  Chief Financial Officer, General    1999   $173,750   $ 87,548          167,500              --
  Counsel, and Vice President,        1998   $140,000   $ 55,704          250,500(3)           --
  Operations

---------------
(1) No named executive officer received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of his salary and bonus.

(2) Includes 400,000 shares of our common stock issuable on the exercise of options granted by Mr. Colony.

(3) Includes 200,000 shares of our common stock issuable on the exercise of options granted by Mr. Colony.

OPTIONS GRANTED AND OPTIONS EXERCISED IN THE LAST FISCAL YEAR

     The following tables set forth certain information regarding stock options granted to, and exercised by, the named executive officers during 2000.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                            % OF TOTAL                              POTENTIAL REALIZABLE
                                             OPTIONS                                  VALUE AT ANNUAL
                               NUMBER OF     GRANTED                                RATES OF STOCK PRICE
                               SECURITIES       TO                                    APPRECIATION FOR
                               UNDERLYING   EMPLOYEES    EXERCISE                      OPTION TERM(4)
                                OPTIONS     IN FISCAL      PRICE     EXPIRATION   ------------------------
            NAME               GRANTED(#)      YEAR      ($/SHARE)      DATE        5%($)        10%($)
            ----               ----------   ----------   ---------   ----------   ----------   -----------
George F. Colony.............      200(1)       *         $27.11      1/22/06     $    1,183   $     3,311
William M. Bluestein,
  Ph.D.......................  150,000(3)     8.42%       $49.94       3/6/10     $4,709,419   $11,933,651
                                   200(2)       *         $24.64      1/22/06     $    1,677   $     3,805
Mary A. Modahl...............      200(2)       *         $24.64      1/22/06     $    1,677   $     3,805
Joel W. Blenner..............      200(2)       *         $24.64      1/22/06     $    1,677   $     3,805
Susan Whirty Maffei, Esq.....      200(2)       *         $24.64      1/22/06     $    1,677   $     3,805

---------------
(1) The exercise price of the options granted is equal to 110% of the fair market value of our common stock on the date of grant. Pursuant to the terms set forth in the option certificate, the option was to become exercisable in full on January 21, 2006 or earlier if we achieved a pre-determined financial goal. We did not achieve the goal prior to December 31, 2000, therefore the option will vest and become exercisable on January 21, 2006. All options expire approximately 6 years from the date of grant.

(2) The exercise price of the options granted is equal to the fair market value of our common stock on the date of grant. Pursuant to the terms set forth in the option certificate, the option was to become exercisable in full on January 21, 2006 or earlier if we achieved a pre-determined financial goal. We did not achieve the goal prior to December 31, 2000, therefore the option will vest and become exercisable on January 21, 2006. All options expire approximately 6 years from the date of grant.

(3) The exercise price of the options granted is equal to the fair market value of our common stock on the date of grant. All options become exercisable as follows: a portion immediately upon grant date, with the remainder becoming exercisable in three equal installments on the first, second, and third anniversaries of the date of grant. All options expire approximately 10 years from the date of grant.

(4) The amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock, the holders' continued employment through the option period, and the date on which the options are exercised.

  * Less than 1%

     The following table contains information for the named executive officers concerning the exercise of options during the fiscal year ended December 31, 2000 and unexercised options held as of the end of the 2000 fiscal year.

                    AGGREGATED OPTION EXERCISES IN 2000 AND
                         FISCAL YEAR-END OPTION VALUES

                                                                             FISCAL YEAR-END OPTION VALUES
                                                               ---------------------------------------------------------
                                                                  NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                                    OPTIONS AT FISCAL                 AT FISCAL
                                  SHARES                              YEAR-END(#):                 YEAR-END($)(1):
                                ACQUIRED ON       VALUE        ---------------------------   ---------------------------
             NAME               EXERCISE(#)   REALIZED($)(2)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
             ----               -----------   --------------   -----------   -------------   -----------   -------------
George F. Colony..............         --               --        11,500            700      $  429,730     $   17,035
William M. Bluestein, Ph.D....    120,820       $4,040,708       122,805        387,369      $4,950,653     $9,456,868
Mary A. Modahl................    243,985       $9,092,596            --        237,369              --     $9,438,868
Joel W. Blenner...............     75,000       $1,907,154            66        133,534      $    2,545     $5,146,443
Susan Whirty Maffei, Esq......     87,500       $3,516,756        93,046        194,036      $3,735,917     $7,613,647

---------------
(1) Based upon the market price of $50.06 per share, which was the closing price per share of our common stock on the Nasdaq National Market on the last trading day of the 2000 fiscal year less the option exercise price per share.

(2) Represents the difference between the fair market value of the stock at the time of the exercise and the exercise price of the stock options.

EMPLOYMENT AND SEVERANCE AGREEMENTS

     We entered into an at-will employment agreement with William M. Bluestein on March 10, 2000. Under the terms of the employment agreement, Mr. Bluestein has agreed to serve as our President and Chief Operating Officer and as a member of our Board of Directors. Mr. Bluestein will receive an annual base salary of $250,000, participate in our Quarterly Bonus Plan, and receive certain medical and other benefits. The agreement states that if Mr. Bluestein's employment is terminated by us without cause or Mr. Bluestein resigns from his position for good reason, as defined in the agreement, he will be entitled to: (1) any portion of his base salary and vacation pay earned but not paid as of the date of termination, (2) a pro-rated portion of his quarterly bonus payable for the quarter in which the termination occurs, (3) one year of his base salary, payable in accordance with our normal payroll practices, (4) one year of group health and life insurance benefits, and (5) all options scheduled to vest during the one year in which Mr. Bluestein receives severance pay. Under the agreement, Mr. Bluestein will have 90 days following the one year severance period in which to exercise the options that vest during this severance period.

     We also entered into a severance agreement with Joel Blenner on April 1, 1999. The agreement states that if Mr. Blenner's employment is terminated by us without cause, he will be entitled to: (1) one year of his base salary, payable in accordance with our normal payroll practices; and (2) all options scheduled to vest during the one year in which Mr. Blenner receives severance pay.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     Following Forrester's initial public offering, the Board of Directors appointed a Compensation Committee consisting of Robert M. Galford and Michael
H. Welles, neither of whom is an executive officer or employee of Forrester. The Compensation Committee is responsible for reviewing with management the compensation of Forrester's directors, officers, employees, and agents, making recommendations to the Board of Directors, and administering Forrester's stock plans.

     Forrester's culture emphasizes certain key values -- quality, cooperation, and creativity -- that it believes are critical to its continued growth. To encourage achievement of these key values, Forrester places great emphasis on individual excellence, and employees at all levels, as well as executive officers, are encouraged to take initiative and lead individual projects that enhance Forrester's effectiveness. Forrester's compensation philosophy bases cash compensation on individual achievement, teamwork, and Forrester's short-term performance. This philosophy aligns employees' incentives with Forrester's objective of enhancing stockholder value over the long term through long-term incentives, principally stock options. Compensation must also be competitive with other companies in the industry so that Forrester can continue to attract, retain, and motivate key employees who are critical to the long-term success of Forrester.

     Compensation for Forrester's executive officers in 2000 consisted of three principal components: base salary, cash bonuses, and stock options.

     Base Salary. Base salaries of executive officers were determined by evaluating the responsibilities of the position, the experience and performance of the individual, and formal and informal industry comparisons.

     Cash Bonuses. Cash bonuses were determined based upon performance against individual and team goals and are funded by Forrester's overall performance against key business objectives.

     Stock Options. The principal equity compensation component of executive compensation are options granted under Forrester's stock option plan. Prior to 1996, Forrester had not issued stock options to executive officers or employees. In 1996, Forrester granted stock options, some of which vested upon consummation of Forrester's initial public offering and others of which vested over three years, to executive officers and other employees based on seniority and the position held with Forrester, and granted stock options, which vested over three years, to new executive officers who joined Forrester in 1996. Stock options generally will be granted when an executive joins Forrester, with additional options granted from time to time for promotions and performance. The Compensation Committee believes that stock option participation helps to motivate and retain executives and also aligns management's incentives with long-term stock price appreciation. In determining the size of awards for 2000, the Compensation Committee considered formal and informal surveys of companies in similar businesses, recognizing that equity compensation is a key retention incentive in a company, like Forrester, that relies heavily on the quality of its analysts.

     During 1998 George F. Colony granted options to purchase shares of Forrester's common stock beneficially owned by Mr. Colony to certain employees of Forrester. These grants had no effect on the employees' base salary, cash bonus, or stock option compensation provided by Forrester.

     Mr. Colony's compensation package in 2000 as Chief Executive Officer consisted of the same benefits program as other executive officers, including base salary, cash bonus, and other executive and employee benefit programs. Mr. Colony also received a stock option grant for 200 shares that was made to every employee of Forrester. In deciding the size of his cash bonus, the Compensation Committee considered Forrester's performance, including the increase in revenues, operating income, bookings, and agreement value, although no single factor was more important than any other.

     Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to certain executive officers in excess of $1 million unless the compensation is performance based. To the extent consistent with its performance goals, it is Forrester's policy to structure compensation arrangements with its executive officers to preserve the deductibility of that compensation in light of Section 162(m).

                                          Robert M. Galford
                                          Michael H. Welles

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Board of Directors has appointed an Audit Committee comprised of three outside directors: Messrs. Horning, Welles, and Broeders. Each of the members of the Audit Committee is "independent" as defined under the Nasdaq listing standards.

     The Audit Committee oversees our independent public accountants and assists the Board of Directors in fulfilling its oversight responsibilities on the matters relating to accounting, financial reporting, internal controls, and auditing by meeting regularly with the independent auditors and operating and financial personnel. The Audit Committee periodically reviews our accounting and financial controls and our policies governing compliance with laws, regulations, rules of ethics, and conflicts of interest.

     In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed Forrester's audited financial statements for the fiscal year ended December 31, 2000 with Forrester's management and Arthur Andersen LLP, Forrester's independent public accountants. The Audit Committee also discussed with Arthur Andersen LLP the matters required by Statement of Auditing Standards No. 61 (Communications with Audit Committees). This included a discussion of the independent auditors' judgements as to the quality, not just the acceptability, of Forrester's accounting principles, and such other matters that generally accepted auditing standards require to be discussed with the Audit Committee. The Audit Committee also received the written disclosures and letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee discussed the independence of Arthur Andersen LLP with that firm.

     We received the following information concerning the fees of the independent public accountants for the year ended December 31, 2000, and have considered whether the provision of these services is compatible with maintaining the independence of the independent public accountants:

Audit Fees................................................  $107,000
Accounting Information Systems Design and Development.....  $322,000
All Other Fees............................................  $317,000

     Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board of Directors that, and the Board of Directors approved, the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission.

                                          AUDIT COMMITTEE OF THE
                                          BOARD OF DIRECTORS

                                          George R. Hornig
                                          Henk W. Broeders
                                          Michael H. Welles

                            STOCK PERFORMANCE GRAPH

     Set forth below is a line graph comparing the period cumulative return of the our common stock against the return on the Nasdaq Stock Market Index of U.S. Companies and the H&Q Technology index for the period indicated below.

                    COMPARISON OF CUMULATIVE TOTAL RETURNS*

                                                FORRESTER RESEARCH, INC.             NASDAQ                  H&Q TECHNOLOGY
                                                ------------------------             ------                  --------------
11/26/96                                                 100.00                      100.00                      100.00
1996                                                     117.05                      100.83                       99.63
1997                                                     103.41                      123.50                      132.14
1998                                                     198.86                      174.13                      203.54
1999                                                     313.07                      323.59                      451.89
2000                                                     455.12                      195.54                      308.86

---------------
* Assumes that the value of the investment in Forrester Research, Inc. common stock, the Nasdaq Stock Market Index of U.S. Companies, and the H&Q Technology index was $100 on November 26, 1996 and that all dividends were reinvested. The stock performance graph above is not necessarily indicative of future stock performance.

                               OTHER INFORMATION

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Our Compensation Committee, which consists of two members, Messrs. Galford and Welles, neither of whom is or has been an executive officer or employee of Forrester, was responsible for compensation decisions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on our review of copies of filings under Section 16(a) of the Securities Exchange Act of 1934, as amended, received by us, and written representations from certain reporting persons, we believe that during the fiscal year ended December 31, 2000, our directors, executive officers, and beneficial owners of greater than 10% of our common stock filed all required reports under Section 16 of the Securities Exchange Act.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We have entered into an indemnification agreement with Mr. Colony, who was our sole stockholder prior to our initial public offering, relating to each parties' respective tax liabilities. Mr. Colony will continue to be liable for personal income taxes on our income for all periods prior to the time we ceased to be an S corporation. The agreement generally provides that we will indemnify Mr. Colony for any increase in his taxes

(including interest and penalties) resulting from adjustments initiated by taxing authorities and from payments to him under the agreement, and Mr. Colony will pay to us an amount equal to any decrease in his tax liability resulting from adjustments initiated by taxing authorities. The agreement also provides that if we are determined to have been a C corporation for tax purposes at any time we reported our income as a S corporation, Mr. Colony will make a capital contribution to us in an amount necessary to hold us harmless from any taxes and interest arising from such determination up to the amount of distributions made by us to Mr. Colony prior to the termination of our S corporation election less any taxes and interest attributable to such distributions.

     We entered into a registration rights and non-competition agreement with Mr. Colony which provides that if Mr. Colony's employment with us is terminated he will not compete with us for the one-year period after the date of such termination. The agreement also provides that in the event we propose to file a registration statement under the Securities Act of 1933, as amended, with respect to an offering by us for our own account or the account of another person, or both, Mr. Colony shall be entitled to include shares held by him in such a registration, subject to the right of the managing underwriter of any such offering to exclude some or all of such shares from such registration if and to the extent the inclusion of the shares would adversely affect the marketing of the shares to be sold by us. The agreement also provides that Mr. Colony may require us to register under the Securities Act shares having a fair market value of at least $5 million, except that we are not required to effect such registration more than twice or at certain times described in the agreement. The agreement also provides that we will pay all expenses incurred in connection with such registration.

     We entered into an indemnification agreement with certain of our executive officers who were selling stockholders in our offering of common stock in February 2000. This agreement provides that we will indemnify and hold harmless these executive officers against any losses, claims, damages or liabilities these executive officers suffer as a result of their agreement as selling stockholders to indemnify and hold harmless the underwriters of the offering.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP has been selected to audit our financial statements for the fiscal year ending December 31, 2001 and to report the results of their examination.

     A representative of Arthur Andersen LLP is expected to be present at the meeting and will be afforded the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from stockholders.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders submitted for consideration at the Annual Meeting of Stockholders in 2002 must be received by us no later than December 14, 2001, in order to be considered for inclusion in our proxy materials for that meeting.

     Under our By-laws, stockholders who wish to make a proposal at the 2002 Annual Meeting of Stockholders, other than one that will be included in our proxy materials, must notify us no earlier than February 13, 2002 and no later than March 15, 2002. If a stockholder who wishes to present a proposal fails to notify the Company by March 15, 2002, the proxies that management solicits for the meeting will have discretionary authority to vote on the stockholder's proposal if it is properly brought before the meeting.

                                 OTHER BUSINESS

     The Board of Directors knows of no business that will come before the meeting for action except as described in the accompanying Notice of Annual Meeting of Stockholders. However, as to any such business, the persons designated as proxies will have discretionary authority to act in their best judgment.

                  FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS

     A copy of our annual report on Form 10-K filed with the Securities and Exchange Commission is available to stockholders without charge by writing to Forrester Research, Inc., Investor Relations, 400 Technology Square, Cambridge, Massachusetts 02139.

                          EXHIBIT A TO PROXY STATEMENT
                  FOR THE 2001 ANNUAL MEETING OF STOCKHOLDERS
                            FORRESTER RESEARCH, INC.
                            AUDIT COMMITTEE CHARTER

PURPOSE

     The Audit Committee is a committee of the Board of Directors. Its primary function is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the shareholders and others, the systems of internal controls and processes which management and the board of directors have established, and the audit process. In doing so, it is the responsibility of the Audit Committee to provide an open avenue of communication between the board of directors, management, the internal auditors, and the independent accountants.

ORGANIZATION

- The Audit Committee shall be appointed annually by the Board of Directors.

- The Audit Committee shall be composed of three independent directors.

- Only independent directors may be members of the Audit Committee. An independent director is a director who:

     (1) is not employed by the company or any of its affiliates for the current year or any of the past three years;

     (2) did not accept any compensation from the company or any of its affiliates in excess of $60,000 during the previous fiscal year, other than compensation for board service, benefits under a tax-qualified retirement plan, or non-discretionary compensation;

     (3) is not a member of the immediate family of an individual who is, or has been in any of the past three years, employed by the company or any of its affiliates as an executive officer. Immediate family includes a person's spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, daughter-in-law, and anyone who resides in such person's home;

     (4) is not a partner in, or a controlling shareholder or an executive officer of, any for-profit business organization to which the company made, or from which the company received, payments (other than those arising solely from investments in the company's securities) that exceed 5% of the company's or business organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years and;

     (5) is not employed as an executive of another entity where any of the company's executives serve on that entity's compensation committee.

- At least one member of the committee shall have a background in finance, financial reporting, accounting or auditing.

- The Board shall appoint one of the members of the Audit Committee as Chairperson. It is the responsibility of the Chairperson to schedule all meetings of the committee and provide the committee with a written agenda for all meetings.

     In meeting its responsibilities, the committee shall:

GENERAL

- Have the power to conduct or authorize investigations into any matters within the committee's scope of responsibilities. The committee shall have unrestricted access to members of management and all information relevant to its responsibilities. The committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

- Meet at least quarterly or more frequently as circumstances require. The committee may ask members of management or others to attend the meetings and provide pertinent information as necessary.

- Report committee actions to the Board of Directors with such recommendations, as the committee may deem appropriate.

- Review and update the committee's charter annually.

- Perform such other functions assigned by law, the company's charter or bylaws, or the Board of Directors.

- Meet with independent accountants and management in separate executive sessions to discuss any matter that the committee or these groups believe should be discussed privately with the Audit Committee.

INTERNAL CONTROLS AND RISK ASSESSMENT

- Review and evaluate the effectiveness of the company's process for assessing significant risks or exposures and the steps management has taken to minimize such risks to the company.

- Consider and review with management and the independent accountants:

     - The effectiveness of or weaknesses in the company's internal controls including computerized information system controls and security, the overall control environment and accounting and financial controls.

     - Any related significant finding and recommendations of the independent accountants and internal auditing together with management's responses thereto, including the timetable for implementation of recommendations to correct weaknesses in internal controls.

- Review with the director of internal auditing and the independent accountants the coordination of audit effort to assure completeness of coverage of key business controls and risk areas, reduction of redundant efforts, and the effective use of audit resources.

- Discuss with management and the company's independent public accountants, the status and adequacy of management information systems and other information technology, including the significant risks related thereto and major controls over such activities.

FINANCIAL REPORTING

- Review filings with the Securities and Exchange Commission and other agencies and other published documents containing the company's financial statements, including annual and interim reports, press releases and statutory filings, and consider whether the information contained in these documents is consistent with the information contained in the financial statements.

- Review with management and the independent accountants at the completion of the annual examination:

     - The company's annual financial statements and related footnotes.

     - The independent accountants' audit of the financial statements and their report thereon. -- Any significant changes required in the independent accountants' audit plan.

     - Any serious difficulties or disputes with management encountered during the course of the audit.

     - The existence of significant estimates and judgements underlying the financial statements, including the rationale behind those estimates as well as the details on material accruals and reserves.

     - Other matters related to the conduct of the audit which are to be communicated to the committee under generally accepted auditing standards.

     - Review and approve the company's accounting principles.

- Assess internal processes for determining and managing key financial statement risk areas.

- Prepare a formal Audit Committee report for inclusion in the annual proxy statement.

EXTERNAL AUDITOR

- Auditors report to the Audit Committee and are ultimately accountable to the Board of Directors and the Audit Committee.

- Recommend to the Board of Directors the independent accountants to be appointed, approve the compensation of the independent accountants, and review and approve the discharge of the independent accountants.

- Review the scope and approach of the annual audit with the independent accountants.

- Assess the external auditors' process for identifying and responding to key audit and internal control risks.

- Review the external auditors' identification of issues and business and financial risks and exposures.

- Confirm and assure the independence of the independent accountants, including a review of the nature of all services and related fees provided by the independent accountants.

- Instruct the independent accountants to communicate directly to the Audit Committee any serious difficulties or disputes with management.

COMPLIANCE WITH LAWS AND REGULATIONS

- Ascertain whether the company has an effective process for determining risks and exposures from asserted and unasserted litigation and claims and from noncompliance with laws and regulations.

- Review with the company's general counsel and others any legal, tax or regulatory matters that may have a material impact on company operations and the financial statements, related company compliance policies, and programs and reports received from regulators.

COMPLIANCE WITH CODES OF ETHICAL CONDUCT

- Review and assess the company's processes for administering a code of ethical conduct.

- Review with the director of internal auditing and the independent accountants the results of their review of the company's monitoring of compliance with the company's code of conduct, including compliance with the Foreign Corrupt Practices Act.

                                                                      1592-PS-01

                                  DETACH HERE

                                     PROXY

                            FORRESTER RESEARCH, INC.

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                 THE COMPANY FOR AN ANNUAL MEETING, MAY 8, 2001

     The undersigned appoints George F. Colony and Susan Whirty Maffei, and each of them, as proxies, each with the power of substitution, and authorizes them to represent and vote all shares of common stock of Forrester Research, Inc. held by the undersigned at the Annual Meeting of stockholders to be held at the offices of Ropes & Gray, One International Place, Boston, Massachusetts 02110 at 10:00 a.m. on Tuesday, May 8, 2001, or any adjournments thereof, for the following purposes set forth on the reverse side.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO CONTRARY DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS.

-----------                                                          -----------
SEE REVERSE                                                          SEE REVERSE
   SIDE          CONTINUED AND TO BE SIGNED ON REVERSE SIDE             SIDE
-----------                                                          -----------

                                  DETACH HERE

[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.


1. To elect two Class II directors to serve until the 2004 Annual Meeting of
   Stockholders:

   NOMINEES: (01) Hank W. Broeders and (02) George P. Hornig.

          FOR BOTH NOMINEES       WITHHELD FROM BOTH NOMINEES
                [ ]                            [ ]

[ ] ______________________________________
    For all nominees except as noted above

2. To transact such other business as may properly come before the meeting and any adjournments thereof.

                              MARK HERE IF YOU PLAN TO ATTEND THE MEETING   [ ]

                              MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]

                              Please sign exactly as your name appears hereon. Where shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


Signature: ______________ Date: ________ Signature: _____________ Date: ________